Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-136088)  pertaining to the 2006 Equity Incentive Plan, Registration Statement (Form S-3 No. 333-164619) of Synchronoss Technologies, Inc., Registration Statement (Form S-8 No. 333-167000) pertaining to the 2006 Equity Incentive Plan, Registration Statement (Form S-8 No. 333-168745) pertaining to the 2010 New Hire Equity Incentive Plan, and Registration Statement (Form S-8 No. 333-179544) pertaining to the Employee Stock Purchase Plan of our report dated March 7, 2013, relating to the consolidated financial statements of Newbay Software Limited and subsidiaries (the “Company”) appearing in this Form 8-KA of Synchronoss Technologies, Inc.

/s/ Deloitte & Touche
Dublin
Ireland
March 7, 2013